EXHIBIT 10

COCA-COLA ENTERPRISES INC.
SEPARATION AGREEMENT

        THIS AGREEMENT (the “Agreement”) is by and between COCA-COLA ENTERPRISES INC., a Delaware corporation (the “Company”), and G. DAVID VAN HOUTEN, JR. (“Mr. Van Houten”).

        WHEREAS, the Company desires to ensure a successful transition in the management of the Company and to benefit from Mr. Van Houten’s valuable experience and expertise in the periods immediately before and following his retirement; and

        WHEREAS, Mr. Van Houten desires to assist the Company in this manner.

        NOW, THEREFORE, for valuable consideration, the sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

    1.        Term of Agreement. The term of this Agreement shall be from April 26, 2005 to December 31, 2007, which term will be comprised of the following two periods:

    (a)        Transition Period. Mr. Van Houten shall relinquish his position as Chief Operating Officer, effective April 26, 2005, after which he will transition his responsibilities with the Company through December 31, 2005 (the “Transition Period”). (For purposes of this Agreement, December 31, 2005 shall be the “Termination Date.”) During the Transition Period, Mr. Van Houten shall remain an Executive Vice President, providing advice and counsel to the Company on organizational and business strategies and such other duties and responsibilities as may be assigned to him by the Company’s Chief Executive Officer.

    (b)        Separation Benefits Period. Mr. Van Houten shall be entitled to receive separation benefits, as described in Paragraphs 2 and 3 of this Agreement, from January 1, 2006 though December 31, 2007 (the “Separation Benefits Period”).

    2.        Transition and Separation Payments.

(a) During the Transition Period, the Company shall pay Mr. Van Houten $52,833.33 per month in base salary.

    (b)        During the Separation Benefits Period, Mr. Van Houten shall be entitled to payments equal to $52,833.33 per month. Notwithstanding the foregoing and in accordance with Section 409A of the Internal Revenue Code, no such payments shall be made during the period of January 1, 2006 through June 30, 2006. Additionally, the Company shall make a payment of $317,000 in satisfaction of the payments otherwise due during such period of January through June 2006.

    3.       Annual Bonus Program.

(a) During the Transition Period, Mr. Van Houten will continue to participate in the Executive Management Incentive Plan (“EMIP”).

    (b)        During the Separation Benefits Period, Mr. Van Houten shall be entitled to two payments in the amount of $634,000 each, which payments are in lieu of continued participation in the Company’s annual bonus program. One such payment will be made in December 2006 and the second payment in December 2007.

    4.        Employee Benefits Plans. Mr. Van Houten’s participation in the Company’s employee benefits plans for active employees shall cease on the later of the Termination Date or on the date provided under the terms of such plan.

    (a)        Mr. Van Houten shall be eligible for benefits under the retirement plan or plans in which Mr. Van Houten participated in accordance with the terms of such plans. The Company shall accept the noncompetition provision in Paragraph 9 of this Agreement in satisfaction of the noncompetition agreement requirement under the Executive Pension Plan.

    (b)        In accordance with the terms of the Coca-Cola Enterprises Inc. Retiree Medical Plan, Mr. Van Houten and his eligible dependents shall be eligible to participate in Coca-Cola Enterprises Inc.‘s Retiree Medical Plan.

    5.        Stock Grant Programs. The Company shall vest Mr. Van Houten’s 2002, 2003 and 2004 restricted stock awards as of the date this Agreement is executed. Mr. Van Houten agrees to surrender his stock options granted in the January 1998 and January 1999 annual grants.

    6.        Reservation Of Rights Regarding Employee Plans. Notwithstanding any other provision of this Agreement, the Company reserves the unilateral right at any time to modify or terminate any benefit or bonus plan under which Mr. Van Houten participates or may participate (so long as such modification or termination affects the plans’ participants generally and not just Mr. Van Houten). In the event of such action, the benefits or awards provided to Mr. Van Houten under such plans shall be determined according to the terms of such plans, as modified or terminated and not the terms of this Agreement.

    7.        Payments to Estate. In the event of Mr. Van Houten’s death during the term of this Agreement, any amounts remaining payable under Paragraphs 2 and 3 at the time of his death will be made to his estate, subject to the requirements of Paragraph 8.

    8.        General Release. The benefits payable under Paragraphs 2(b) and 3(b) of this Agreement are conditioned upon Mr. Van Houten’s (or his authorized estate’s) execution, within thirty (30) days of the Termination Date, and non-revocation of the Waiver and General Release attached as the Exhibit to this Agreement.

    9.        No Competition. Mr. Van Houten agrees that for a period of two years following his Termination Date, he shall not, within the geographic area for which he has been responsible for the Company’s bottling operations (i.e., those portions of North America in which the Company and its subsidiaries conducted bottling operations as of the effective date of this Agreement), directly or indirectly engage in any “Competitive Activity” with or on behalf of the business or operations of PepsiCo, Inc., The Pepsi Bottling Group, Inc., Cadbury Schweppes plc, or any other bottler of non-alcoholic beverages (any such entity is hereinafter referred to as a “Competitor”). For purposes of this paragraph, the term “Competitive Activity” (i) shall refer to any of the duties or activities performed by Mr. Van Houten on behalf of the Company during his three years of employment with the Company immediately preceding his Termination Date and (ii) would include the performance of such duties or activities as an executive, officer, director, consultant, partner, joint venturer, proprietor, employee, agent, or in any other capacity with or on behalf of a Competitor. Mr. Van Houten agrees that this covenant is reasonable with respect to its duration, geographical area and scope of prohibited activity.

    10.        No Solicitation. Mr. Van Houten agrees that he will not, for a period of two years, solicit or attempt to solicit for employment by or on behalf of any corporation, partnership, venture or other business entity, any person who on the Termination Date, or within one year prior to that date, was employed by the Company as a manager or executive.

    11.        Cooperation with Litigation. Mr. Van Houten further agrees that it is an essential term and condition of this Agreement that he cooperate with the Company and its counsel in any litigation in which he may be a witness or potential witness or have knowledge of relevant facts or evidence. Such cooperation includes, but is not limited to, meeting with Company representatives and counsel at reasonable times to disclose such facts as Mr. Van Houten may know; preparing with Company counsel for any deposition, trial, hearing or other proceeding to the extent that may, in the judgment of Company counsel, be necessary; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing such other assistance to the Company and to Company counsel in defense or prosecution of litigation as may, in the judgment of Company counsel, be necessary. The Company will reimburse Mr. Van Houten for reasonable and necessary expenses incurred by him in the course of complying with this section.

    12.        Confidentiality. Mr. Van Houten recognizes and acknowledges that he has had access to certain highly sensitive, special, unique information of the Company that is confidential or proprietary. Mr. Van Houten hereby covenants and agrees that he will not (i) as to trade secrets, so long as they remain trade secrets of the Company and (ii) as to Confidential Information, use or disclose any Confidential Information or trade secrets except to authorized representatives of the Company; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of his have entered the public domain or to items he is compelled to disclose by order of any court or administrative body of competent jurisdiction. In that case, Mr. Van Houten shall provide written notice to the General Counsel of the Company that he is about to be so compelled so that the Company may be afforded an opportunity, should it so choose, to seek a protective order with respect to such information.

For purposes of this Agreement, “Confidential Information” means any data or information with respect to the business conducted by the Company or its subsidiaries as of the date of this Agreement, other than trade secrets, that is not generally known by the public. To the extent consistent with the foregoing definitions, Confidential Information includes without limitation:

    (i)        reports, pricing, sales manuals and sales training manuals, selling and pricing procedures, marketing programs and procedures and financing methods of the Company, together with any techniques utilized by the Company in designing, developing, manufacturing, testing or marketing its products or in performing services for clients, customers and accounts of the Company;

(ii) customer lists, the special requirements of particular customers, and the current and anticipated requirements of customers generally for the products of the Company;

(iii) any contracts, working drawings, designs, product specifications, software programs, source codes or similar information of the Company;

(iv) the specifications or details of any new products under development by the Company;

    (v)        the sources of supply for ingredients, packaging or other materials used for production, packaging and distribution of its products by the Company and the quality, prices and usage of those materials; and the business plans and financial statements, reports and projections of the Company.

    13.           Responsibility for Taxes.   All payments under this Agreement shall be made through the Company’s payroll and shall be subject to tax withholdings applicable to wages. Mr. Van Houten acknowledges that any other taxes or assessments by the Internal Revenue Service (or any state or local tax authority) that may become due as a result of any payment or transaction contemplated by this Agreement are his sole responsibility. He agrees to hold the Company harmless with respect to any such taxes. Further, Mr. Van Houten agrees that any taxes that are due but unpaid may be set off against any sums due under this agreement, to the maximum extent allowed by law.

     14.        Indemnification And Remedies For Breach.   In further consideration for the payments described above, Mr. Van Houten agrees to indemnify and hold the Company harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorneys’ fees, incurred by the Company, arising out of any breach of this Agreement by him. Furthermore, if this Agreement is breached by Mr. Van Houten, Mr. Van Houten agrees to immediately return and/or refund all of the monies previously paid by the Company under Paragraph 3(b) of this Agreement and that the Company will thereafter have no further payment obligations to him pursuant to Paragraph 3(b) of this Agreement.

    15.        Arbitration.   Mr. Van Houten and the Company expressly waive any right to a jury trial or to go to court concerning any and all disputes arising regarding the interpretation, enforcement, or performance of this Agreement. Any and all disputes arising regarding the interpretation, enforcement, or performance of this Agreement shall be resolved by binding, confidential arbitration governed by the Commercial Arbitration Rules established by the American Arbitration Association. The arbitrator shall have full authority to enforce the Agreement, including injunctive or other equitable relief. /S/GDV Mr. Van Houten’s Initials

    16.        Governing Law. This Agreement is made and entered into in the State of Georgia, and shall in all respects be interpreted, enforced and governed under the laws of that State.

    17.        Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto as to the termination of Mr. Van Houten’s employment with the Company, and fully supersedes any and all prior agreements or understandings between them pertaining to the termination of his employment with the Company. It is agreed that this Agreement may be modified only by a subsequent, written agreement, executed by both parties.

    18.        Severability. If any part, term, or provision of this Agreement is declared or is determined by any agency or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement. Furthermore, if the release of any particular claim(s) is determined to be invalid or ineffective, this shall not affect or impair the validity or effectiveness of the release of the remainder of claims.

    19.        Effective Date. This Agreement shall become effective upon the date last signed below.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates indicated below.

Date: June 8, 2005	/S/ G. DAVID VAN HOUTEN, JR. G. DAVID VAN HOUTEN, JR.
Date: June 9, 2005	COCA-COLA ENTERPRISES INC. By: /S/ JOHN J. CULHANE

EXHIBIT

WAIVER AND GENERAL
RELEASE OF ALL CLAIMS

        I, G. David Van Houten, Jr., release the Company and each of its employees, agents, subsidiaries and affiliates from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, demands, costs, expenses, losses, attorneys’ fees, expenses, and damages of any nature whatsoever, known or unknown, for relief of any nature at law or in equity, arising out of, related to, or in any way connected to my employment with, or separation from, the Company, which I now have, own, or hold, or claim to have, own, or hold, or which I at any time heretofore had, owned, or held, or claimed to have, own, or hold against the Company, including, but in no way limited to: any claim under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; 42 U.S.C. §1981; The Americans With Disabilities Act (“ADA”); The Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”); The Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”); all laws relating to violation of public policy, retaliation, or interference with legal rights; any and all other employment or discrimination laws; whistleblower claims; any tort, fraud or constitutional claims; and any alleged contracts or claims of promissory estoppel. I understand that this is a general release and it is to be broadly construed as a release of all claims; provided that notwithstanding the foregoing, this paragraph expressly does not include a release of any claims that cannot be released hereunder by law.

        I understand that by executing this document I am waiving any right to bring an age discrimination claim under the Age Discrimination in Employment Act. I acknowledge that I have been advised in writing to, and have been afforded the right and opportunity to consult with an attorney prior to executing this release, that I have twenty-one (21) days within which to consider this release, and that I have seven (7) days following its execution within which to revoke this release. I acknowledge that I have carefully read and understand all of the provisions of this release, and that I am voluntarily entering into this release. I further acknowledge and confirm that the only consideration for signing this release is the terms and conditions stated in the Separation Agreement last dated _____, 2005, and that no other promise or agreement of any kind, except those set forth in such Separation Agreement, has been made to me by any person to cause me to sign this document.

        YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS WAIVER AND GENERAL RELEASE OF ALL CLAIMS.

G. DAVID VAN HOUTEN, JR. Date: